Exhibit 23.2

[Independent Mining Consultants, Inc. Letterhead]

April 11, 2003

Pat Prejean

Assistant Controller-Financial Reporting

Freeport-McMoRan Copper & Gold Inc.

1615 Poydras Street

New Orleans, LA  70112

Dear Mr. Prejean,

We hereby consent to the use in this Registration Statement on Form S-4 of Freeport-McMoRan Copper & Gold Inc. of our reports incorporated by reference therein and to all references to our firm in such Registration Statement, including the reference to us under the heading “Reserves” in the prospectus comprising a part of such Registration Statement, as being experts in mining, geology and reserve determination.

INDEPENDENT MINING CONSULTANTS, INC.

Dated April 11, 2003

By:  /s/ John. M. Marek

        John M. Marek

        President